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                                                                       Exhibit n


                               MULTIPLE CLASS PLAN
                                       OF
                              THE TOCQUEVILLE TRUST


     SECTION 1. This Multiple Class Plan (the "Plan") adopted in accordance with Rule 18f-3 promulgated under the Investment Company Act of 1940, as amended (the "1940 Act"), shall govern the terms and conditions under which The Tocqueville Trust (the "Trust") may issue separate classes of shares representing interests in the Trust's series of portfolios (the "Portfolios") listed on Appendix A. To the extent that a subject matter herein is covered by the Trust's Agreement and Declaration of Trust or Bylaws, the Agreement and Declaration of Trust and/or Bylaws will control in the event of any inconsistencies with the descriptions herein.

     SECTION 2. Rights and Obligations. Except as set forth herein, all classes of shares issued in respect of a Portfolio have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations, and terms and conditions. The only difference among the various classes of shares relates solely to the following factors: (a) each class may be subject to different class expenses as discussed under Section 4 of this Plan; (b) each class may bear different identifying designations; (c) each class will have exclusive voting rights with respect to any such class; (d) each class may have different exchange privileges; and (e) certain classes may provide for the conversion of such class into another class.

     SECTION 3. Classes of Shares and Designation Thereof. Each Portfolio may offer any or all of the following classes of shares:

         (a) Class A Shares. "Class A" Shares will be sold at net asset value plus a front-end sales load. The sales load will be subject to reductions for larger purchases under a combined purchase privilege, a right of accumulation, or a letter of intent. The front-end sales load will be subject to certain other reductions permitted by Section 22(d) of the 1940 Act. No sales load will be imposed upon purchases: (1) by certain "qualified persons," which are (a) active or retired Trustees, Directors, officers, partners or employees (their spouses and children under age 21) of Tocqueville Asset Management L.P. (the "Advisor") and Lepercq, de Neuflize/Tocqueville Securities, L.P. (the "Distributor") or any affiliates or subsidiaries thereof (the Trustees, officers or employees of which shall also include their parents and siblings for all purchasers of Portfolio shares), dealers having a selected dealer agreement with the Distributor, or trade organizations to which the Advisor belongs and (b) trustees or custodians of any qualified retirement plan or IRA established for the benefit of a person in (a) above; (2) through a registered investment advisor who has registered with the Securities and Exchange Commission ("SEC") or appropriate state authorities and who clears such Portfolio share transactions through a broker/dealer, bank or trust company (each of whom may impose transaction fees with respect to such transaction), or purchases Portfolio shares for its own account, or an account for which the investment advisor has discretion and is authorized to make investment decisions; (3) by an investor (a) through a 401(k) Plan sponsored by the Advisor or the Distributor, through a 401(k) Plan sponsored by an


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     institution which has a custodian relationship with a Portfolio's custodian or through a discount broker-dealer which imposes a transaction charge with respect to such purchase or (b) through a tax-free rollover or transfer of assets provided, (i) the IRA is sponsored by a Portfolio's custodian and the contribution for the tax-free rollover or transfer of assets is a distribution from any tax qualified retirement plan sponsored by an institution for which the Portfolio's custodian serves as trustee or custodian of such plan or of any other qualified or non-qualified retirement or deferred compensation plan maintained by such institution, or
     (ii) the contribution for the tax-free rollover or transfer of assets is a distribution from any tax qualified retirement plan where any portion of the investor-participant's account was invested in any Portfolio of the Trust; and (4) by persons who have, within the previous 30 days, redeemed their shares of such Portfolio. The amount which may be purchased at net asset value is limited to an amount up to, but not exceeding, the net amount of redemption proceeds.

         Class A Shares will be subject to a Rule 12b-1 distribution and service fee at a combined annual rate of up to .25% of the average daily net assets attributable to the Class A Shares, payable to the Distributor, and/or certain financial intermediaries having agreements with the Distributor for the distribution or shareholder servicing of Class A shares.

         The current "Plan for Payment of Certain Expenses for Distribution or Shareholder Servicing Assistance" shall be applicable to the Class A Shares.

         (b) Class B Shares. "Class B" Shares will be sold to investors at net asset value without the imposition of a front-end sales load. However, an investor's proceeds from a redemption of Class B Shares made within six (6) years after their purchase (the "CDSC Period") generally will be subject to a contingent deferred sales charge ("CDSC") payable to the Distributor. The CDSC Period and CDSC schedule are set forth in Appendix B hereto. No CDSC will be imposed on amounts representing an increase in the value of the shareholder's account resulting from capital appreciation above the amount paid for shares purchased during the CDSC Period. Dividends and distributions attributable to Class B Shares will be reinvested in Class A Shares at net asset value. In determining whether a CDSC is applicable, it will be assumed that a redemption is made, first, of any shares in the shareholder's Portfolio account that are not subject to a CDSC; second, of shares derived from reinvestment of dividends and distributions; third, of shares purchased and held on a first-in/first-out basis. The CDSC will be assessed on an amount equal to the lesser of the then current market value or the original cost of the shares being redeemed. The provisions of the CDSC Period and the CDSC schedule may not be changed without the consent of the Distributor and the Trust's Board of Trustees, including a majority of trustees who are not interested persons of the Trust, with respect to Class B Shareholders.

         Class B Shares will be subject to a Rule 12b-1 distribution fee and service fee at a combined annual rate of up to .75% of the average daily net assets attributable to the Class B Shares. Of this amount, (1) up to .25% of the average daily net assets attributable to the Class B Shares is payable as service fees to the Distributor and/or

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     certain financial intermediaries having agreements with the Distributor for the provision of continuing shareholder services to customers of such financial intermediaries who own Class B Shares, and (2) any amount remaining (being at least .50% of the average daily net assets attributable to the Class B Shares) is payable to the Distributor.

         The CDSC applicable to Class B Shares may be waived, subject to confirmation of a shareholder's status, for: (1) a total or partial redemption made within one year of the death of the shareholder; (2) a redemption in connection with a minimum required distribution from an IRA, Keogh or custodial account under section 403(b) of the Internal Revenue Code; (3) redemptions made from an IRA, Keogh or custodial account under section 403(b) of the Internal Revenue Code through an established Systematic Redemption Plan; (4) distributions from a qualified plan upon retirement; and (5) a redemption resulting from an over-contribution to an IRA.

         SECTION 4. Allocation of Expenses.

         (a) Class Expenses. Each class of shares shall be subject to different class expenses consisting of (1) Rule 12b-l plan distribution and service fees, if applicable to a particular class, (2) transfer agency and other recordkeeping costs to the extent allocated to a particular class, (3) SEC and blue sky registration fees incurred separately by a particular class,
     (4) litigation or other legal expenses relating solely to a particular class, (5) printing and postage expenses related to the preparation and distribution of class specific materials such as shareholder reports, prospectuses and proxies to shareholders of a particular class, (6) expenses of administrative personnel and services as required to support the shareholders of a particular class, (7) audit or accounting fees or expenses relating solely to a particular class, (8) director fees and expenses incurred as a result of issues relating solely to a particular class, and (9) any other expenses subsequently identified that should be properly allocated to a particular class, which shall be approved by the Board of Trustees (collectively, "Class Expenses").

         (b) Other Expenses. Except for the Class Expenses discussed above (which will be allocated to the appropriate class), all expenses incurred by each Portfolio will be allocated to each class of shares on the basis of the net asset value of each class to the net asset value of the Trust or the Portfolio, as the case may be.

         (c) Waivers and Reimbursements of Expenses. The Distributor, the Advisor, and any provider of services to the Portfolios may waive or reimburse the expenses of a particular class or classes, provided, however, that such waiver shall not result in cross-subsidization between classes.

     SECTION 5. Allocation of Income. The Portfolios will allocate income and realized and unrealized capital gains and losses based on the relative net assets of each class of shares.

     SECTION 6. Exchange Privileges. Subject to such conditions as may be imposed from time to time, Class A Shares of a Portfolio will be exchangeable for Class A Shares of any other Portfolio and Class B Shares of a Portfolio will be exchangeable for Class B Shares of any other

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Portfolio. No initial sales charge is imposed on the Class A Shares being acquired, and no contingent deferred sales charge is imposed on the Class B Shares being redeemed, through an exchange. The dollar amount of the exchange must be at least equal to the minimum investment applicable to the shares of the fund acquired through such exchange. Exchanges must be made between accounts having identical registrations and addresses.

     SECTION 7. Conversions. A shareholder's Class B Shares will automatically convert to Class A Shares in the seventh year after the date of purchase, together with the pro rata portion of all Class B Shares representing dividends and other distributions paid in additional Class B Shares. The conversion will be effected at the relative net asset values per share of the two classes on the first business day of the month following the sixth anniversary of the original purchase. If any exchanges of Class B Shares during the six-year period occurred, the holding period for the shares exchanged will be counted toward the six-year period. At the time of the conversion the net asset value per share of the Class A Shares may be higher or lower than the net asset value per share of the Class B Shares; as a result, depending on the relative net asset values per share, a shareholder may receive fewer or more Class A Shares than the number of Class B Shares converted.

     After conversion, the converted shares will be subject to an asset-based sales charge and/or service fee (as those terms are defined in Article III, Section 26 of the National Association of Securities Dealers, Inc. Conduct Rules), if any, that in the aggregate are lower than the asset-based sales charge and service fee to which they were subject prior to that conversion.

     In no event will a class of shares have a conversion feature that automatically would convert shares of such class into shares of a class with a distribution arrangement that could be viewed as less favorable to the shareholder from the point of view of overall cost.

     The implementation of this conversion feature is subject to the continuing availability of a ruling of the Internal Revenue Service, or of an opinion of counsel or tax advisor, stating that the conversion of one class of shares to another does not constitute a taxable event under federal income tax law. The conversion feature may be suspended if such a ruling or opinion is not available.

     If a Portfolio implements any amendment to a Rule 12b-l Plan (or, if presented to shareholders, adopts or implements any amendment of a non-Rule 12b-1 shareholder services plan) that the Board of Trustees determines would materially increase the charges that may be borne by the Class A Shareholders under such plan, the Class B Shares will stop converting to the Class A Shares until the Class B Shares, voting separately, approve the amendment or adoption. The Board of Trustees shall have sole discretion in determining whether such amendment or adoption is submitted to a vote of the Class B Shareholders. Should such amendment or adoption not be submitted to a vote of the Class B Shareholders or, if submitted, should the Class B Shareholders fail to approve such amendment or adoption, the Board of Trustees shall take such action as is necessary to: (1) create a new class (the "New Class A Shares") which shall be identical in all material respects to the Class A Shares as they existed prior to the implementation of the amendment or adoption; and (2) ensure that the existing

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Class B Shares will be exchanged or converted into New Class A Shares no later than the date such Class B Shares were scheduled to convert to Class A Shares. If deemed advisable by the Board of Trustees to implement the foregoing, and at the sole discretion of the Board of Trustees, such action may include the exchange of all Class B Shares for a new class (the "New Class B Shares"), identical in all respects to the Class B Shares except that the New Class B Shares will automatically convert into the New Class A Shares. Such exchanges or conversions shall be effected in a manner that the Board of Trustees reasonably believes will not be subject to federal taxation.

     SECTION 8. This Plan shall not take effect until a majority of the trustees of the Trust, including a majority of the trustees who are not interested persons of the Trust, shall find that the Plan, as proposed and including the expense allocations, is in the best interests of each class individually and the Trust as a whole.

     SECTION 9. This Plan may not be amended to materially change the provisions of this Plan unless such amendment is approved in the manner specified in
Section 8 above.

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                                  APPENDIX A TO
                               MULTIPLE CLASS PLAN
                                       OF
                              THE TOCQUEVLLLE TRUST


The Tocqueville Fund

The Tocqueville International Value Fund

The Tocqueville Small Cap Value Fund

The Tocqueville Gold Fund



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                                  APPENDIX B TO
                               MULTIPLE CLASS PLAN
                                       OF
                              THE TOCQUEVILLE TRUST

                          CDSC SCHEDULE AND CDSC PERIOD


     Class B Shares may be redeemed on any business day at the net asset value per share next determined following receipt of the redemption order, less the applicable contingent deferred sales charge shown in the tables below.

                                                      Contingent Deferred Sales
                                                       Charge as a Percentage
 Redemption During                                      of Net Asset Value
 -----------------                                    -------------------------

1st year since purchase..........................               5%
2nd year since purchase..........................               4%
3rd year since purchase..........................               4%
4th year since purchase..........................               3%
5th year since purchase..........................               3%
6th year since purchase..........................               2%
7th year since purchase..........................               0%